Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 21, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Healthcare Services Group, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Healthcare Services Group, Inc. on Forms S-3 (File No. 333-108182, effective August 22, 2003, File No. 333-137713, effective September 9, 2006, File No. 333-161553, effective August 26, 2009, and File No. 333-189983, effective July 17, 2013) and on Forms S-8 (File No. 333-92835, effective December 15, 1999, and File No. 333-184612, effective October 26, 2012).

/s/ GRANT THORNTON LLP

Edison, New Jersey
February 21, 2014